Exhibit 5.1

NORFOLK SOUTHERN CORPORATION
Three Commercial Place
Norfolk, Virginia 23510-2191

September 8, 2009

Norfolk Southern Corporation
Three Commercial Place
Norfolk, VA 23510

Re:	Norfolk Southern Corporation-Registration Statement on Form S-4

Ladies and Gentlemen:

I am Vice President – Law of Norfolk Southern Corporation, a Virginia corporation (the “Company”), and, as such, I have acted as counsel to the Company in connection with the public offering of $500,000,000 aggregate principal amount of the Company's 5.750% Senior Notes due 2016 to be issued and authenticated pursuant to the Indenture (the “Exchange Notes”). The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the issued and outstanding 5.750% Senior Notes due 2016 of the Company (the “Original Notes”) under the Indenture, dated as of January 15, 2009, by and between the Company and U.S. Bank Trust National Association, as Trustee (the “Indenture”), as contemplated by the Registration Rights Agreement, dated as of January 15, 2009, by and among the Company and the Initial Purchasers named therein (the “Registration Rights Agreement”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In rendering the opinions set forth herein, I have, or an attorney working for me has, examined originals or copies, certified or otherwise identified, of the following:

(i) the Registration Statement on Form S-4 relating to the Exchange Notes to

Norfolk Southern Corporation

be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Act (the “Registration Statement”);

(ii) an executed copy of the Indenture;

(iii) an executed copy of the Registration Rights Agreement;

(iv) the Restated Articles of Incorporation of the Company, as currently in effect;

(v) the Bylaws of the Company, as currently in effect;

(vi) the Statement of Eligibility of the Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, filed as an exhibit to the Registration Statement; and

(vii) the form of the Exchange Notes.

I have, or an attorney working for me has, also examined originals or copies, certified or otherwise identified, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, resolutions, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

In rendering the opinions set forth herein, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of executed documents or documents to be executed, I have assumed that the Parties Thereto had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed, with respect to the Parties Thereto: (i) the due authorization of such documents by all requisite action, corporate or other, (ii) execution and delivery of such documents and (iii) the validity and binding effect of such documents.  As used herein, the term “Parties Thereto” means, with respect to a given document, the parties thereto other than the Company.  As to any facts material to the opinions expressed herein which I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and others.

I am a member of the Bar of the Commonwealth of Virginia, and the opinions set forth herein are limited to the laws of the Commonwealth of Virginia, including applicable provisions of the Virginia constitution and reported

Norfolk Southern Corporation

judicial interpretations interpreting such laws (the foregoing being referred to as “Opined on Law”).  I do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined on law on the opinions herein stated.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

1.
The Indenture has been duly executed and delivered by the Company, and it is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

2.
The Exchange Notes have been duly authorized, and when executed and authenticated in accordance with the terms of the Indenture and delivered upon consummation of the Exchange Offer against receipt of the Original Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except to the extent that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.  I also consent to the reference to me under the caption “Legal Matters” in the Registration Statement.  In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ William A. Galanko

William A. Galanko